UNITED BREWERIES (HOLDINGS) LIMITED

Hawsons Chartered Accountants

Jubilee House

32, Duncan Close

Moulton Park

Northampton

NN3 6WL

Dear Sirs,

I, on behalf of United Breweries (Holdings) Limited, the ultimate holding company of Kingfisher Beer Europe Limited (formerly known as UBSN Limited), confirm the following:

●	That we are prepared to provide continuing financial support purely on a need based structure to support Kingfisher Beer Europe Limited (formerly known as UBSN Limited) to continue as a going concern for the foreseeable future, subject, of course, to complying with any Exchange Control / other Regulatory Statues as may be applicable in this regard.

●	That we will provide financial assistance as may be required to enable Kingfisher Beer Europe Limited (formerly known as UBSN Limited) to meet its financial obligations and when they fall due.

●	I, confirm that United Breweries (Holdings) Limited has the requisite financial resources and that this support will continue for a minimum of 12 months from the date of this letter.

On behalf of the Board

/s/ KAUSHIK MAJUMDER
KAUSHIK MAJUMDER
Corporate Vice President - Legal & Company Secretary

Date: March 22, 2013

UB Tower, Level 12,14 & 15, UB City, 24, Vittal Mailya Road, Bangalore – 560 001.
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